Exhibit 23


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 33-31978, 33-71390, 33-86672, 333-17979,
333-38891, 333-59177,  333-42054,  333-56736, 333-69264, 333-69266,  333-101835,
and 333-106051) and Form S-3 (No. 333-38893) of C&D Technologies, Inc. of our report dated May 3, 2005 relating to the financial statements, financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K. We also consent to the reference to us under the heading "Selected Financial Data" in this Form 10-K.



/s/ PricewaterhouseCoopers LLP
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    PricewaterhouseCoopers LLP
    Philadelphia, Pennsylvania

May 3, 2005